Exhibit 99.1

FOR  IMMEDIATE  RELEASE

NEWS

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER OF

2004 AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Milwaukee, Wisconsin

October 20, 2004

Bank Mutual Corporation (NASDAQ—BKMU) reported a 17.2% increase in net earnings in the third quarter of 2004 as compared to the same period in 2003 and a 24.5% increase for the nine months ended September 30, 2004 as compared to the same period in 2003. Net earnings for the third quarter ended September 30, 2004 were $7.0 million or $0.09 diluted earnings per share as compared to $6.0 million or $0.08 diluted earnings per share for the third quarter of 2003. Earnings for the nine months ended September 30, 2004 were $21.2 million or $0.27 diluted

CORPORATE HEADQUARTERS

4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

earnings per share as compared to $17.1 million or $0.22 diluted earnings per share for the same period in 2003. Earnings for both periods in 2004 increased primarily as a result of investing the $404.8 million of capital received from the company’s stock offering in October 2003, which resulted in increases in interest income and the net interest margin, and from a $2.0 million gain on the sale of real estate in the third quarter of 2004. These increases were partially offset by the reduction in the gains on the sales of loans, payment of a borrowing prepayment penalty, an increase in the provision for loan losses, and an increase in operating expenses.

“The recent quarter included two non-recurring, largely offsetting events. Our sale of an interest in undeveloped land and the simultaneous formation of a partnership to develop that land as a residential subdivision is an opportunity for us to create additional value in this asset. We have owned this real estate for in excess of twenty years and anticipate the development of the real estate to be a two-to-four year project,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation. “In addition, we refinanced a corporate borrowing in anticipation of rising interest rates. This transaction resulted in a prepayment penalty of $1.7 million in the third quarter but should improve our interest costs during the next two years.”

Mortgage loan originations and purchases were $162.9 million in the third quarter of 2004 as compared to $280.1 million for the same period in 2003. For the nine months ended September 30, 2004, mortgage loan originations and purchases were $462.8 million as compared to $765.4 million for the nine months ended September 30, 2003. The reduction in mortgage loan originations was the result of reduced refinancings of existing adjustable and fixed rate mortgage loans primarily as a result of increasing market interest rates. By comparison, 2003 was a year of record mortgage loan originations, primarily as a result of the then low interest rate environment.

Loan sales were $21.8 million in the third quarter of 2004 as compared to $153.4 million in the third quarter of 2003 and $92.1 million for the nine months ended September 30, 2004 as compared to $432.7 million for the same period in 2003. Gains on the sales of loans were $253,000 for the third quarter of 2004 as compared to $2.8 million for same period in 2003 and $1.2 million for the nine months ended September 30, 2004 as compared to $6.5 million for the nine months ended September 30, 2003. Loan sales for both periods in 2004 were significantly reduced as a result of reduced originations of fixed rate mortgage loans which are sold into the market. 2003 was also a year of record loan sales.

Consumer loan originations in the third quarter of 2004 were $62.5 million as compared to $91.0 million for the third quarter of 2003 and $210.7 million for the first nine months of 2004 as compared to $240.9 million for the same period in 2003.

Commercial business loan originations for the third quarter of 2004 were $5.4 million as compared to $17.2 million for the third quarter of 2003 and $31.8 million for the first nine months of 2004 as compared to $46.7 million for the same period in 2003. The third quarter of 2004, unlike the second quarter of 2004, experienced a decrease in the demand for commercial business loans from existing and new customers.

In total, loan originations and purchases in the third quarter of 2004 were $230.8 million as compared to $388.3 million for the same quarter in 2003 and $705.4 million for the first nine months of 2004 as compared to $1.1 billion for the first nine months of 2003. Although, total loan originations and purchases in 2004 were less than in 2003, total loans receivable grew $118.8 million in the first nine months of 2004. This growth was primarily the result of increased adjustable rate loan originations (which are held in portfolio), reduced fixed rate loan sales, and reduced prepayments of loans.

Total assets at September 30, 2004 were $3.2 billion as compared to $3.1 billion at December 31, 2003.

Mortgage-related securities decreased $5.0 million in the first nine months of 2004 primarily as a result of using funds from the payments on the underlying collateral to fund loan originations and deposit outflows. In addition, interest income on mortgage-related securities in the third quarter of 2004 and the first nine months of 2004 was significantly increased by the investment of the $404.8 million of capital received from our stock offering in October 2003.

Deposits decreased $72.9 million in the first nine months of 2004. Borrowings were $416.3 million at September 30, 2004 as compared to $299.5 million at December 31, 2003. During the third quarter, we prepaid borrowings of $200.0 million and paid a prepayment penalty of $1.7 million. However, we simultaneously borrowed $200.0 million, at a reduced interest rate, with a maturity of September of 2006.

A cash dividend of $0.05 per share was paid September 1, 2004 to shareholders of record on August 19, 2004. This was the fifteenth cash dividend paid since the initial stock offering in 2000.

The ratio of non-performing loans to total loans at September 30, 2004 was 0.50% as compared to 0.61% at December 31, 2003. The decrease in non-performing loans was primarily the result of the reclassification of two non-performing commercial business loans, totaling $1.6 million, to foreclosed properties and the subsequent liquidation of one of those loans. In addition, we provided $267,000 to the allowances for loan losses for the third quarter of 2004 as compared to no provision for the same period in 2003, and $1.1 million for the nine months ended September 30, 2004 as compared to $367,000 for the same period in 2003. Our allowance for loan losses at September 30, 2004 was $13.9 million or 151.9% of non-performing loans and 134.7% of non-performing assets.

The net interest margin for the third quarter of 2004 and the first nine months of 2004 increased as compared to the same periods in 2003, primarily as a result of investing the capital from the stock offering, which has no interest cost. The net interest margin for the third quarter of 2004 was 3.01% as compared to 2.40% for the third quarter of 2003 and 3.00% for the first nine months of 2004 as compared to 2.58% for the first nine months of 2003.

Book value per share was $9.24 at September 30, 2004. The annualized return on average equity (ROE) for the third quarter of 2004 was 3.91% and 3.89% for the first nine months of 2004. The annualized return on average assets (ROA) for the third quarter of 2004 was 0.89% and 0.91%

for the nine months ended September 30, 2004. The book value per share, ROE and ROA for both periods in 2004 were affected by the $404.8 million of capital received from the stock offering in October 2003. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

(All per share and share information in this news release has been adjusted to reflect our October 29, 2003, full conversion transaction and related share exchange.)

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 70 offices in the state of Wisconsin and one office in Minnesota.

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Outlook

(The following are forward looking statements; see “Cautionary Statements” below). Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in the remainder of 2004 and into 2005. They are as follows:

•	We expect that the rest of 2004 and early 2005 are likely to provide an environment of slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Mortgage loan originations may continue to decrease, along with related fee income, as fixed rate mortgage loans become less attractive to consumers and the rate of refinancing decreases.

•	If interest rates rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase mortgage loans outstanding. Adjustable rate mortgage loans are retained in our loan portfolio.

•	An increased interest rate environment could affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present higher risks than residential mortgages. An improvement in economic conditions could lead to additional commercial loan activity. However, we may not be able to achieve increases in these areas.

•	The $404.8 million of capital from our stock offering was invested in short- to medium- term mortgage-related securities at the end of 2003. We began to experience the effects of income from the investment of that capital in the fourth quarter of 2003, so the increases in income over the prior year’s quarter resulting from that investment will be less pronounced than in the first three quarters of 2004. Beginning in the first quarter of 2005, the prior year’s quarters will also have reflected the investment of the proceeds.

•	In spite of some economic improvement, the national and local economies and securities markets have continued to experience challenges. Bank Mutual has also experienced commercial loan delinquencies, impairments, and foreclosures and has continued allocating management time monitoring the loan portfolio and the loan loss allowance. Among other things, a reversal of the economic recovery and consequences of world events could affect the ability of individual and business borrowers to repay their obligations to Bank Mutual or otherwise affect Bank Mutual’s operations and financial condition.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets which have not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries and has indicated that it may withdraw favorable rulings previously issued in connection with such subsidiaries. As a result of these developments, the Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters and we have requested further information from the Department to evaluate its position and our alternatives. A determination on how to proceed will depend in part on further communication from the Department. Depending upon the circumstances, a resolution of this matter could result in a substantial negative impact on the earnings of Bank Mutual Corporation.

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Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

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BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2004	December 31, 2003
	(In thousands)
Assets
Cash and due from banks	$26,469	$36,384
Federal funds sold	—	30,000
Interest-earning deposits	6,458	20,119

Cash and cash equivalents	32,927	86,503
Securities available-for-sale, at fair value:
Investment securities	65,905	67,833
Mortgage-related securities	1,048,313	1,053,349
Loans held for sale	5,606	4,056
Loans receivable, net	1,831,110	1,712,278
Goodwill	52,570	52,570
Other intangible assets	4,577	5,073
Mortgage servicing rights	4,615	4,698
Other assets	129,521	122,167

	$3,175,144	$3,108,527

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$1,979,423	$2,052,290
Borrowings	416,282	299,491
Advance payments by borrowers for taxes and insurance	28,665	2,987
Other liabilities	23,701	22,679

	2,448,071	2,377,447

Minority interest in real estate development	2,296	—

Shareholders’ equity:
Preferred stock - $.01 par value:
Authorized - 20,000,000 shares in 2004 and 2003 Issued and outstanding - none in 2004 and 2003	—	—
Common stock - $.01 per value:
Authorized - 200,000,000 shares in 2004 and 2003 Issued - 78,783,849 shares in 2004 and 78,775,779 in 2003 Outstanding - 78,410,264 in 2004 and 78,775,779 in 2003	788	788
Additional paid-in capital	495,453	495,990
Retained earnings	253,175	241,958
Unearned ESOP shares	(4,877)	(5,766)
Accumulated other comprehensive income	(5,066)	149
Unearned deferred compensation	(10,785)	(2,039)
Treasury stock - 373,585 shares in 2004	(3,911)	—

Total shareholders’ equity	724,777	731,080

	$3,175,144	$3,108,527

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Loans	$24,421	$25,494	$72,002	$80,123
Investments	955	1,125	2,952	3,571
Mortgage-related securities	11,352	6,418	34,563	20,552
Interest-earning deposits	28	765	153	1,828

Total interest income	36,756	33,802	109,670	106,074
Interest expense:
Deposits	10,425	12,484	31,501	39,857
Borrowings	3,976	4,462	11,827	13,644
Advance payment by borrowers for taxes and insurance	12	29	24	61

Total interest expense	14,413	16,975	43,352	53,562

Net interest income	22,343	16,827	66,318	52,512
Provision for loan losses	267	—	1,141	367

Net interest income after provision for loan losses	22,076	16,827	65,177	52,145
Noninterest income:
Service charges on deposits	1,226	1,259	3,452	3,557
Brokerage and insurance commissions	653	547	2,128	1,822
Loan related fees and servicing revenue	282	1,001	1,167	248
Gains on sale of investments	—	—	537	121
Gains on sales of loans	253	2,761	1,233	6,467
Gain on sale of real estate	2,009	—	2,009	—
Loss on retirement of debt	(1,737)	—	(1,737)	—
Other	1,190	598	3,363	3,493

Total noninterest income	3,876	6,166	12,152	15,708
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,242	8,143	26,713	23,674
Occupancy and equipment	2,894	2,757	8,306	8,168
Amortization of deposit base intangibles	165	165	496	496
Other	2,758	3,015	9,316	9,483

Total noninterest expenses	15,059	14,080	44,831	41,821

Income before income taxes	10,893	8,913	32,498	26,032
Income taxes	3,859	2,912	11,272	8,982

Net income	$7,034	$6,001	$21,226	$17,050

Per share data:
Earnings per share-basic	$0.09	$0.08	$0.28	$0.22

Earnings per share-diluted	$0.09	$0.08	$0.27	$0.22

Cash dividends paid	$0.050	$0.030	$0.130	$0.084

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

	During the quarter ended September 30,		During the nine months ended September 30,
	2004	2003	2004	2003
Originations:
Mortgage loans	$102,877	$280,106	$362,703	$765,247
Consumer loans	62,470	91,021	210,737	240,916
Commercial business loans	5,427	17,183	31,849	46,660

Total loan originations	$170,774	$388,310	$605,289	$1,052,823

Purchases:
Mortgage loans	60,022	—	100,114	169

Total loan purchases	60,022	—	100,114	169

Total loans originated and purchased	$230,796	$388,310	$705,403	$1,052,992

Loan Sales	$21,814	$153,428	$92,122	$432,684

Loan Portfolio Analysis
	September 30, 2004	December 31, 2003

Mortgage loans:
One-to-four family	$864,324	$793,247
Multi-family	167,049	124,494
Commercial real estate	203,093	209,293
Construction and development	127,702	122,436

Total mortgage loans	1,362,168	1,249,470
Consumer loans	475,053	450,521
Commercial business loans	70,279	75,022

Total loans receivable	1,907,500	1,775,013
Deductions to gross loans	76,390	62,735

Total loans receivable, net	$1,831,110	$1,712,278

Asset Quality Ratios
	September 30, 2004	December 31, 2003

Non-performing mortgage loans	$2,101	$2,894
Non-performing consumer loans	879	961
Non-performing commercial business loans	5,569	5,433
Accruing loans delinquent 90 days or more	602	1,084

Total non-performing loans	9,151	10,372

Total non-performing assets	$10,320	$11,002

Non-performing loans to loans receivable, net	0.50%	0.61%
Non-performing assets to total assets	0.33%	0.35%
Allowance for loan losses to non-performing loans	151.87%	132.77%
Allowance for loan losses to non-performing assets	134.67%	125.17%
Allowance for loan losses to total loans	0.76%	0.80%
Net recoveries (charge-offs )	$(1,014)	$(276)
Net recoveries (charge-offs) to avg loans (annualized)	-0.07%	-0.02%
Allowance for loan losses	$13,898	$13,771

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited) (Continued)

(Dollars in thousands except per share amounts and ratios)

Deposit Analysis

	September 30, 2004	December 31, 2003
Noninterest-bearing checking	$105,571	$110,099
Interest-bearing checking	155,070	157,231
Savings accounts	255,528	240,543
Money Market accounts	326,392	358,003
Certificate accounts	1,136,862	1,186,414

Total Deposits	$1,979,423	$2,052,290

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net interest margin (1)	3.01%	2.40%	3.00%	2.58%
Net interest rate spread	2.43%	2.10%	2.40%	2.24%
Return on average assets	0.89%	0.81%	0.91%	0.79%
Return on average shareholders’ equity	3.91%	7.44%	3.89%	7.10%
Efficiency ratio (2)	57.44%	61.24%	57.13%	61.30%
Non-interest expense as a percent of average assets	1.91%	1.89%	1.92%	1.93%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Average earning assets	$2,973,233	$2,802,041	$2,951,164	$2,718,763
Average assets	$3,147,039	$2,975,373	$3,119,713	$2,889,125
Average interest bearing liabilities	$2,286,252	$2,485,167	$2,257,028	$2,409,955
Average shareholders’ equity	$719,247	$322,566	$726,955	$320,391
Weighted average number of shares outstanding
-used in basic earnings per share	74,957,827	75,991,388	75,881,632	76,285,911
-used in diluted earnings per share	77,176,920	78,355,276	78,091,103	78,481,964

	September 30,	December 31,
	2004	2003
Number of shares outstanding (net of treasury shares)	78,410,264	78,775,779
Book value per share	$9.24	$9.28

Weighted Average Net Interest Rate Spread	September 30,	At December 31,
	2004	2003
Yield on loans	5.38%	5.64%
Yield on investments	4.26%	4.37%
Combined yield on loans and investments	4.95%	5.12%
Cost of deposits	2.10%	2.18%
Cost of borrowings	2.99%	5.52%
Total cost of funds	2.25%	2.61%
Interest rate spread	2.70%	2.51%